Exhibit 1.01

JARDEN CORPORATION

CONFLICT MINERALS REPORT

For the year ended December 31, 2014

This Conflict Minerals Report of Jarden Corporation (together with its subsidiaries, “Jarden”, the “Company”, “us”, “our” or “we”) for calendar year 2014 (the “2014 Reporting Period”) is provided in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”), the instructions to Form SD, and the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 29, 2014 (the “SEC Statement”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

This Report outlines the steps we undertook in accordance with Rule 13p-1, Form SD and the SEC Statement in connection with the existence of Conflict Minerals in products we manufacture or contract to manufacture. Our diligence measures were designed to adhere, in all material respects, with the internationally-recognized due diligence framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related Supplement on Tin, Tantalum and Tungsten and the Gold Supplement (Second Edition OECD 2013) (the “OECD Framework”).

Introduction

Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Dicon®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew Cornell®, Mapa®, Millefiori®, NUK®, Pine Mountain®, Quickie®, Spontex®, Tigex® and Yankee Candle®; Outdoor Solutions: Abu Garcia®, AeroBed®, Berkley®, Campingaz® and Coleman®, Dalbello®, ExOfficio®, Fenwick®, Gulp!®, Invicta®, K2®, Marker®, Marmot®, Mitchell®, PENN®, Rawlings®, Shakespeare®, Squadra®, Stearns®, Stren®, Trilene®, Völkl® and Zoot®; and Consumer Solutions: Bionaire®, Breville®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rainbow®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®.

Our business units outsource the manufacturing of certain of our products to outside manufacturers. The component parts incorporated into those products are sourced by our manufacturing partners and suppliers.

Our position in the supply chain is as a remote downstream purchaser, several levels removed from the actual mining of the Conflict Minerals. We do not make purchases of raw ore or unrefined Conflict Minerals from the Covered Countries and we do not source any products or components directly from the Covered Countries. In light of our remote position in the supply chain, we must rely upon our suppliers (and their multiple sub-suppliers and intermediaries) for information on and verification of the chain of custody of Conflict Minerals contained in our products.

Due Diligence Process

After conducting a “reasonable country of origin inquiry” (“RCOI”) in accordance with the instructions to Item 1.01 of Form SD (and as disclosed in our Report on Form SD for the 2014 Reporting Period), because 6% of suppliers have not responded to our supply chain survey (described below) or our repeated attempts to follow-up and secure their cooperation, the Company was unable to conclude definitively, based solely on the Company’s RCOI evaluation, that none of the Conflict Minerals in its products that were not sourced from recycled or scrap materials did not originate in the Covered Countries. The Company subsequently conducted due diligence to ascertain the source of origin of the Conflict Minerals in its products and, in particular, to determine if any of such minerals were sourced from the Covered Countries and directly or indirectly contributed to or financed conflict in that region.

Conformity with OECD Framework.

In accordance with Rule 13p-1, we designed our Conflict Mineral Compliance Program to conform, in all material respects, with the five-step process outlined in the OECD Framework. In addition, our diligence measures relied upon information and templates obtained from the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) Initiative relating to Conflict Minerals, including the Conflict Free Smelter Program (“CFSI”). The five-step process identified within the OECD Framework includes: (1) establishing strong company management systems; (2) identifying and assessing supply chain risk; (3) designing and implementing a risk response strategy; (4) third party auditing of our due diligence practices; and (5) reporting annually on supply chain due diligence. This Conflict Minerals Report outlines the measures taken by us in accordance with the OECD Framework during the reporting period.

As part of our Compliance Program, Jarden adopted a Conflict Minerals Policy (the “Policy”) and Code of Conduct. A copy of our Policy and Code of Conduct can be found on our website at www.jarden.com/suppliers. Our Form SD and this Conflict Minerals Report can be found on our web site at http://www.jarden.com/for-investors/sec-filings. The content of our website as referred to herein is included for general information only and is not incorporated by reference into this Conflict Minerals Report or our Form SD.

Risk Assessment. Our various business units rely on their direct suppliers to provide information on the origin of the Conflict Minerals contained in components and materials supplied to them. During the 2014 Reporting Period, each of our business units reviewed their products to determine which may contain Conflict Minerals. As a result of that review, a supply-chain survey was conducted using the EICC/GeSI Conflict Minerals Reporting Template (Template). Questionnaires were sent to 480 suppliers and we received valid responses from 94%. With one exception, those responses indicated that the Conflict Minerals in the supplied components or parts did not originate in the Democratic Republic of Congo or adjoining countries (the “Covered Countries”).

Six percent of the suppliers have not responded to our questionnaire or our repeated attempts to follow-up and secure their cooperation. We are continuing our efforts to obtain executed questionnaires from this small percentage of non-responsive suppliers. Nonetheless, on the basis of the information we have obtained through our general work with such non-responsive suppliers and publicly available sources, we have no reason to believe that the Conflict Minerals in the components supplied by such suppliers originated in the Covered Countries.

One respondent reported that the material (tin solder) supplied for use in antennas manufactured by Jarden was sourced from non-conflict areas of a Conflict Country by a certified conflict-free smelter (Malaysia Smelting Corporation). According to CSFI, the smelter is presently in the re-audit process. We understand that this respondent is part of a SEC reporting company and, to our knowledge, has a robust Conflict Minerals program.

Control Systems. As noted above, Jarden adopted a Policy and Code of Conduct through which we manage our supply chain risk identification and assessment processes, as well as engage with our suppliers and manufacturers to mitigate the risk that any Conflict Minerals contained in our products are sourced from mines or smelters in the Covered Countries that directly or indirectly benefit or finance armed groups in that region. In particular, we are continuing to audit our suppliers and have sought their cooperation and assistance in ensuring that Conflict Minerals used in our products are sourced reliably and responsibly.

Our success in making determinations about the potential presence of Conflict Minerals in our products depends upon various factors including, but not limited to, the respective due diligence efforts of our suppliers and their supply chain and their respective willingness, whether public or private entities, to disclose such information to us, and the ability of the involved entities in making their determinations in accordance with nationally or internationally recognized standards, including the OECD Guidance. The failure to obtain reliable information from any level of our supply chain could have a material impact on our future ability to report on the presence of Conflict Minerals with any degree of certainty.

Risk Mitigation in 2015.

During calendar year 2015, Jarden intends to conduct further follow-up with the remaining 6% of its suppliers that, to date, have been non-responsive to our information requests. In addition, we will continue our diligence to attempt to ascertain the source of origin of minerals used by those smelters and refiners identified by our suppliers. However, given our remote position in the supply chain, we are reliant upon the cooperation of our manufacturers and suppliers. There can be no assurance that our manufacturers or suppliers will continue to cooperate with our information inquiries and requests for certifications or provide documentation or other evidence we consider reliable or in a time frame sufficient to allow us to make our own reasonable determination and comply with our reporting requirements under Rule 13p-1.

We continue to support independent third-party audits of smelters and refiners through the CSFI or other third-party certification schemes. We will also continue our efforts through relevant trade associations to assist in the definition and improvement of best practices and enhancing supply chain leverage.

Conclusion.

Because 6% of suppliers have not responded to our supply chain questionnaire or our repeated attempts to follow-up and secure their cooperation, we are not able to determine conclusively, based solely on the Company’s RCOI evaluation, the ultimate origin of a small percentage of the Conflict Minerals contained in certain of our products to definitively ensure that the suppliers do not directly or indirectly benefit or finance armed groups in the Covered Countries. Nonetheless, we have found no basis for concluding, based upon the information we have obtained to date, that any of the Conflict Minerals contained in our products directly or indirectly benefit or finance armed groups in the region. However, we are continuing our efforts to obtain definitive information from this small percentage of non-responsive suppliers.

Independent Third Party Audit.

In accordance with the SEC Statement, and as otherwise allowed under Rule 13p-1, this Report has not been subject to an independent private sector audit.